Exhibit 5.2

[LISKOW & LEWIS, A PROFESSIONAL LAW CORPORATION HEADER]

February 24, 2014

ION Geophysical Corporation

2105 CityWest Blvd., Suite 400

Houston, Texas 77042-2839

Ladies and Gentlemen:

We have acted as special Louisiana counsel to I/O Marine Systems, Inc., a Louisiana corporation (the “Louisiana Guarantor”), solely in order to render this opinion in connection with the filing with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) by ION Geophysical Corporation, a Delaware corporation (the “Company”), and certain subsidiaries of the Company including the Louisiana Guarantor (the “Subsidiary Guarantors”) with respect to (i) the offer by the Company to exchange $175,000,000 aggregate principal amount of 8.125% Senior Secured Second Priority Notes due 2018 (the “Exchange Notes”) of the Company that have been registered under the Registration Statement for a like aggregate principal amount of the Company’s outstanding 8.125% Senior Secured Second Priority Notes due 2018 (the “Restricted Notes”) that have not been registered under the Securities Act and (ii) the guarantee of the Exchange Notes by the Subsidiary Guarantors (the guarantee by the Louisiana Guarantor the “Louisiana Guarantor Guarantee”).  The Restricted Notes were, and the Exchange Notes will be, issued pursuant to the Indenture (the “Indenture”), dated as of May 13, 2013, among the Company, the Subsidiary Guarantors, Wilmington Trust Company, National Association, as trustee, and U.S. Bank National Association, as collateral agent.

Documents Examined

In connection with our opinion, we have reviewed the following documents:

1.                          Certificate of the Louisiana Guarantor (the “Louisiana Guarantor Certificate”).

2.                          Articles of Incorporation of DIGICOURSE, INC., filed on April 30, 1973 with the Secretary of State of Louisiana, as amended, including an amendment changing the name of the Louisiana Guarantor to I/O Marine Systems, Inc. certified by the Louisiana Secretary of State dated May 7, 2013 (“Articles”).

3.                          Bylaws of DIGICOURSE, INC. certified by Louisiana Guarantor pursuant to the Louisiana Guarantor Certificate (“Bylaws”).

4.                          Action by Unanimous Written Consent of the Directors of Louisiana Guarantor dated April 29, 2013, certified by Louisiana Guarantor pursuant to the Louisiana Guarantor Certificate (“Written Consent”).

5.                          A certificate from the Secretary of State of the State of Louisiana dated February     , 2014 as to the good standing of the Louisiana Guarantor under the laws of the State of Louisiana.

6.                          Executed copy of the Indenture, including the Louisiana Guarantor Guarantee.

The documents listed above in items 1-5 above are collectively referred to in this opinion as the “Louisiana Guarantor Organizational Documents.”

Assumptions

In delivering the opinions expressed below, we have assumed the following:

(i)                                     All terms and conditions of, or relating to, the transactions contemplated by the Indenture are correctly and completely embodied in the Indenture.

(ii)                                  All signatures are genuine, all natural persons executing such documents are sui juris and not under any legal disability, all documents submitted to us as originals are authentic, and all documents submitted to us as copies are accurate and complete copies of the originals thereof.

(iii)                               The Indenture has been duly and validly authorized (other than with respect to Louisiana Guarantor), executed and delivered by all of the parties thereto and are enforceable against all such parties in accordance with their respective terms.

(iv)                              All of the agreements with respect to the Indenture among the parties pertinent to this opinion are set forth in the Indenture.

(v)                                 All statements of fact contained in Indenture, the Louisiana Guarantor Certificate, and other documents relied upon in rendering this opinion and all statements made to us by representatives of Louisiana Guarantor and other parties to the transaction are true and correct.  There has been no material change in the facts set forth in the Indenture or the Louisiana Guarantor Certificate or such other documents or represented to us in such statements prior to the date hereof.

(vi)                              There have been no amendments to the Articles or the Bylaws since the date of the Louisiana Guarantor Certificate.

(vii)                           The persons signing the Written Consent constitute all of the Directors of Louisiana Guarantor. There have been no amendments to the Written Consent since the date of the Louisiana Guarantor Certificate and the Written Consent is in full force and effect as of the date hereof.

Opinions

Based upon the examination of the Louisiana Guarantor Organizational Documents and the Indenture, it is our opinion that the Louisiana Guarantor is validly existing as a corporation in good standing under the laws of the State of Louisiana, and has the requisite corporate power and authority to enter into and to perform its obligations under the Indenture, including the Louisiana Guarantor

Guarantee, and that the execution, delivery and performance of the Indenture, including the Louisiana Guarantor Guarantee, has been duly authorized by the Louisiana Guarantor.

Qualifications, Limitations and Exclusions

Our opinions are subject to the following qualifications, limitations and exclusions:

(a)                                 Jurisdiction.  We express no opinion as to the applicability or effect of the application of the procedural or substantive laws of any jurisdiction other than the State of Louisiana.

(b)                                 No Securities Advice.  We express no opinion as to the compliance by Louisiana Guarantor, Company, or any other person or entity with applicable federal and state securities laws and/or regulations in connection with the transactions evidenced by the Indenture.  We express no opinion regarding compliance with the Trust Indenture Act.

(c)                                  Captions.  The captions in this opinion are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereof.

(d)                                 Financial Information.  We have made no examination or investigation to verify the accuracy or completeness of any financial, accounting or statistical information furnished by Louisiana Guarantor, and we express no opinion with respect thereto.

(e)                                  No Implied Opinions.  This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

(f)                                   Factual Matters.  As to matters of fact relevant to the opinions expressed herein, we have assumed that nothing has occurred and no factual condition exists as of this date which has not been disclosed to us which, if it had been disclosed to us, would cause us to withhold, modify, qualify or otherwise limit any opinion contained herein.  Additionally, as to various questions of fact material to our opinion, we have relied upon the representations and warranties set forth in the Indenture, the Louisiana Guarantor Certificate, and in various certificates and other documents we have reviewed.  In rendering this opinion, we have not made any independent investigation as to the accuracy or completeness of any factual representation, warranty, data or other information, whether written or oral, that may have been made by or on behalf of the parties to the Indenture.  We have made no investigation or review of any agreements, instruments, judgments, decrees, franchises, permits or the like, and have made no independent search through the records of any judicial authority or governmental agency as to the existence of any actions, suits, investigations, proceedings or judgments, if any, existing, pending or threatened against Louisiana Guarantor.

(g)                                  Corporate Matters.  We have not been furnished, and we have not reviewed, any resolutions, consents, minute books, or other corporate documentation other than the Articles, Bylaws, and Written Consent.

(h)                                Certain Matters.  Our opinion is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally.

The foregoing opinions are limited to the laws of the State of Louisiana.  We express no opinion as to matters governed by the laws of any other state.  Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility to advise any party of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.2 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Very truly yours,

/s/ Liskow & Lewis

LISKOW & LEWIS

A PROFESSIONAL LAW CORPORATION